EXHIBIT 10.14
ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS
     Set forth below are arrangements between ABM Industries Incorporated (the “Registrant”) and various of its directors that are not set forth in a formal written document.
     On October 18, 2004, the Governance Committee of the Board of Directors of the Registrant approved the compensation of non-employee directors for its fiscal year beginning November 1, 2004. Non-employee directors receive an annual retainer of $36,000, and meeting fees of $2,000 for in-person Board and Committee meetings, $2,000 for telephonic meetings of two or more hours, and $1,000 for telephonic meetings of less than two hours. In addition, the Chair of the Audit Committee receives an additional fee of 100% of the applicable meeting fee for each Audit Committee meeting and each of the Chairs of the other Committees (Governance Committee, Compensation Committee, and Executive Committee) receives an additional fee of 50% of the applicable meeting fee for each meeting of his or her respective Committee. The fees to the Committee Chairs took effect November 1, 2004, except for the Chair of the Executive Committee, which took effect January 1, 2005. These arrangements remain in effect.
     Chairman of the Board Martinn Mandles, whose employment ended on November 1, 2004, receives an additional annual retainer of $36,000. In addition, the Registrant paid Mr. Mandles $50,000 in fiscal year 2005 for certain transition services, which fee continues on a pro-rata basis through January 31, 2006.
     As a result of the expected reduced frequency of meetings of the Executive Committee on a going forward basis, effective January 1, 2005, Registrant made a lump sum retirement payment of $300,000 to Chairman of the Executive Committee William Steele and terminated the annual consulting retainer of $100,000 paid to Mr. Steele. The Registrant paid an annual fee of $100,000 to director Theodore Rosenberg in 2005, which fee continues on a pro-rata basis through January 31, 2006.